Exhibit 10.16.0

NON-QUALIFIED STOCK OPTION AGREEMENT

(Standard Option Version as of April 2, 2007)

Non-Qualified Stock Option Agreement (this “Option Agreement”), dated as of                      (the “Grant Date”), between GrafTech International Ltd. (the “Company”) and                      (the “Participant”).

BACKGROUND

Pursuant to the GrafTech International Ltd. 2005 Equity Incentive Plan as amended through the date hereof (the “Plan”), a copy of which has been furnished to the Participant and the terms of which are incorporated herein by reference, the Company intends to provide incentives to certain management employees of the Company and its Subsidiaries by providing them with opportunities to purchase shares of Common Stock.

The Board or the Committee has determined that it would be in the best interest of the Company and its stockholders to grant the Options to the Participant under the Plan.

In consideration of the covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise indicated herein, whenever capitalized terms are used in this Option Agreement, they shall have the meanings set forth in (i) the written employment agreement between the Participant and the Company or a Subsidiary or (ii) if not set forth in such an agreement or if there is no such agreement, as set forth below or, if not set forth below, as set forth in the Plan

“Cause” shall mean:

(a) gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company (other than due to death, Disability or Retirement);

(b) breach by the Participant of his or her confidentiality obligations owed to the Company;

(c) willful engagement by the Participant in conduct which is demonstrably injurious to the Company (including a breach by the Participant of his or her confidentiality, non-competition or non-solicitation obligations owed to the Company); or

(d) conviction or plea of nolo contendere by the Participant to a felony or a misdemeanor involving dishonesty or financial or economic wrongdoing (such as fraud, embezzlement, insider trading, bribery, theft, price fixing, graft or corrupt payments, perjury or false certification).

“Disability” means a disability for purposes of the then current or most recent UCAR Carbon Long-Term Disability Plan, regardless of whether the Participant is or would have been covered thereby.

“Retirement” means the Participant’s retirement from employment by the Company and its Subsidiaries (i) with the right to receive a non-actuarially reduced pension benefit under the UCAR Carbon Retirement Plan (or a successor plan) or (ii) if not eligible to participate therein or if such Plan (or a successor plan) is not then in effect or shall have been changed in a manner which makes it materially more onerous to become eligible to receive such a benefit than it is on the Grant Date, at any time after attaining age 62 with at least 10 years of employment with the Company and its Subsidiaries or after attaining age 65 or after attaining that age where the sum of the Participant’s age and years of employment with the Company and its Subsidiaries equals or exceeds 85.

ARTICLE II

GRANT OF OPTIONS

2.1 Grant of Options. The Participant is hereby granted Options representing the right to purchase                      (                    ) shares of Common Stock. Such Options are Standard Options. Unless otherwise indicated herein, references herein to “Options” means the Options granted hereby.

2.2 Exercise Price. The Exercise Price of the Options shall be $             per share.

2.3 Grant Information. The Board or the Committee authorized the grant of the Options on the following date:                     .

ARTICLE III

EXERCISABILITY OF OPTIONS

Options shall vest upon the earliest to occur of the events described in Sections 3.1, 3.2 or 3.3 and shall become exercisable as described in Section 3.4, in each case subject to the limitations set forth in Section 3.6:

3.1 Time Vesting. If not sooner vested or terminated, all Options shall vest as to one-third of the Options hereby granted on each of the first three anniversaries of the Grant Date...

3.2 Vesting upon Change in Control. If not sooner vested or terminated, all Options shall vest upon the occurrence of a Change in Control.

3.3 Discretionary Vesting and Exercisability. The Committee or the Board may, in its sole discretion, accelerate the vesting, the exercisability or both of any or all Options at any time and for any reason.

3.4 Exercise; Restriction on Exercise. No unvested Options shall be exercisable. All vested Options shall become exercisable at the time they first vest and shall cease to be exercisable at the time they expire as provided in Section 3.5 or Article V.

3.5 Effect of Termination of Employment and Other Events on Vesting; Expiration of Unvested Options. Unless otherwise determined by the Board or the Committee, unvested Options shall cease to vest and shall expire upon the earliest to occur of (i) the time of notification of the Participant’s termination of employment by the Company or its Subsidiaries for Cause or (ii) the date of (1) the Participant’s Retirement, death or Disability, (ii) the Participant’s termination of employment by the Company or its Subsidiaries without Cause or upon lay-off, (3) the Participant’s resignation from employment with the Company or its Subsidiaries (including resignation due to disability), (4) expiration as provided in Article V or (5) cancellation as provided in Article VI.

ARTICLE IV

EXERCISE OF OPTIONS

4.1 Person Who Can Exercise. Exercisable Options may only be exercised by the Participant, except that, in the event of Disability, those Options may be exercised by the Participant’s legal guardian or legal representative and, in the event of death, those Options may be exercised by the executor or administrator of the Participant’s estate or the Person or Persons to whom the Participant’s rights under those Options pass by will or the laws of descent and distribution.

4.2 Procedure for Exercise. Exercisable Options may be exercised in whole or in part with respect to any portion thereof that is exercisable. To exercise an exercisable Option, the Participant (or such other Person who shall be permitted to exercise that Option as set forth in Section 4.1) must complete, sign and deliver to the Company an Exercise Notice together with payment in full of the Exercise Price multiplied by the number of shares of Common Stock with respect to which that Option is exercised. Payment of the Exercise Price shall be made in cash (including check, bank draft or money order). The right to exercise that Option shall be subject to the satisfaction of all conditions set forth in the Exercise Notice. In lieu of paying the Exercise Price, upon the Participant’s (or such other Person’s) request, with the Committee’s or the Board’s consent (which may or may not be given in its sole discretion), the Company shall deliver to the Participant a number of shares of Common Stock equal to (A) divided by (B) where (A) is the excess of (i) the Fair Market Value of a share of Common Stock on the date on which the Exercise Notice is received by the Company (the “Exercise Date”) over (ii) the Exercise Price, multiplied by (iii) the number of shares for which that Option is being exercised, and (B) is the Fair Market Value of a share of Common Stock on the Exercise Date.

4.3 Limited Stock Appreciation Right. In connection with any transaction which isreasonably likely to result in a Change in Control, the Company may, in its sole discretion, without a Participant’s consent, cancel any Option (in whole or in part) and pay the Participant the excess of the (i) the Fair Market Value of a share of Common Stock on the date of the Change in Control, over (ii) the Exercise Price, multiplied by (iii) the number of Option Shares subject to the Option which is being cancelled.

4.4 Withholding of Taxes. The Company and its Subsidiaries shall withhold from any amounts due and payable by the Company or any of its Subsidiaries and its Subsidiaries to the Participant (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Option Shares issuable under this Option Agreement, and the Company may defer such issuance until such withholding or payment is made or until otherwise indemnified to its satisfaction with respect thereto.

ARTICLE V

EXPIRATION OF OPTIONS

5.1 Expiration. Vested and unvested Options shall expire at 5:00 p.m., Eastern Daylight Time on [10th anniversary of grant date].

5.2 Earlier Expiration. Notwithstanding Section 5.1, Options shall sooner expire as follows:

(a) all unvested Options shall expire as provided in Section 3.5;

(b) upon the Participant’s termination of employment by the Company or its Subsidiaries for Cause, all vested Options shall (unless otherwise determined by the Company in its sole discretion) expire immediately at the time notice of such termination is given;

(c) upon the Participant’s termination of employment by the Company or its Subsidiaries in connection with a lay-off, all vested Options shall expire upon the earlier of (i) the third anniversary of the date of such termination or (ii) the expiration of the Options under Section 5.1;

(d) upon the Participant’s resignation from employment with the Company or its Subsidiaries (other than in connection with death, Disability or Retirement), all vested Options shall expire upon the date of such resignation or termination; and

(e) upon the Participant’s termination of employment by the Company or its Subsidiaries for any reason (except that termination for each of Cause or in connection with death, Disability, Retirement or lay-off shall be governed by the respective clause therefor set forth in this Section 5.2), all vested Options shall expire upon the date of such resignation or termination.

Accordingly, upon termination of employment in connection with death, Retirement or Disability, all vested Options shall expire upon the date set forth in Section 5.1 and upon termination of employment in connection with a lay-off, all vested Options shall expire upon the earlier of the third anniversary of such termination or the date set forth in Section 5.1.

5.3 Cancellation. Vested and unvested Options which expire unexercised shall be treated as cancelled.

5.4 Effective Date. For purposes hereof, the date of resignation or termination of employment means the last date of actual employment, even if a different date is used for administrative convenience in connection with employee retirement, benefit or welfare plans.

ARTICLE VI

FORFEITURE

Notwithstanding anything contained herein to the contrary, if the Participant engages in Detrimental Conduct, then the Committee or the Board shall have the right, in its sole and good faith judgment, to suspend (temporarily or permanently) the vesting, exercisability or both of any or all of the Options, extend the date (or increase the threshold) for such vesting, exercisability or both, cancel any or all of the Options, suspend (temporarily or permanently) the transferability of any or all Options or Option Shares, require the forfeiture of any or all Option Shares then held by the Participant or his affiliates or related parties, or take any other actions in respect of any or all of the Options, the Option Shares or this Option Agreement. “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to interests of the Company or its Subsidiaries, as determined in the sole and good faith judgment of the Board. Such activities include unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company or its Subsidiaries, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.

ARTICLE VII

MISCELLANEOUS

7.1 Options Not Transferable. Options may not be Transferred (other than by will or laws of descent and distribution). Any attempt to effect a Transfer of Options that is not permitted by the Plan or this Option Agreement shall be null and void.

7.2 Notices. All notices to a party must be given in writing and shall be deemed to have been duly given when delivered by hand or three days after deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows or to such other address of which the intended receiving party shall have been duly notified hereunder:

(a)	If to the Company, to the following address:

GrafTech International Ltd.

12900 Snow Road

Parma, OH 44130

Attn: Gary Whitaker

Telecopy: (216) 676-2462

With a copy to:

GrafTech International Ltd.

12900 Snow Road

Parma, OH 44130

Attn: James Pegram

Telecopy: (216) 676-2143

(b)	If to the Participant, to the address or telecopy number as shown on the signature page hereto.

7.3 Amendment. This Option Agreement may be amended only by a writing executed by the parties which specifically states that it is amending this Option Agreement, except that this Option Agreement may be amended by a writing executed by the Company which so states if such amendment is not adverse to the Participant or relates to ministerial, clerical or administrative matters.

7.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein without regard to the conflicts of law principles thereof.

7.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

IN WITNESS WHEREOF, this Option Agreement has been executed and delivered by the parties.

PARTICIPANT	GRAFTECH INTERNATIONAL LTD.

By:
Signed	Name:
Home Address:	Title: